Exhibit 99.1

Ocean Power Technologies Announces Results for the

Fiscal First Quarter Ended July 31, 2012

Pennington, NJ – September 14, 2012 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its fiscal 2013 first quarter ended July 31, 2012.

Highlights

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Net loss decreased to $4.4 million for the three months ended July 31, 2012 compared to $5.0 million for the three months ended July 31, 2011, primarily reflecting a 38% decrease in product development costs.

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Efforts continued in Australia following the announcement of a teaming agreement with Lockheed Martin for the development of a proposed 19 megawatt wave energy project off Portland, Victoria. Focus is now on permitting activity and securing the required financing to meet the conditions for the receipt of a previously announced A$66.5 million (US$69.5 million) grant from the Commonwealth of Australia.

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The U.S. Federal Energy Regulatory Commission (“FERC”) approved the full build-out of OPT’s proposed 1.5 megawatt, grid-connected wave power station off Reedsport, Oregon – the first such license to be issued for a wave power station in the U.S. The Company is in the process of final assembly and inland testing of the first PowerBuoy® to be installed at the Reedsport site. OPT expects that this PowerBuoy will be ready for deployment in early October. At that time, the Company will be dependent on the weather conditions for determination of when to commence deployment activites.

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OPT has entered into a Cooperative Research and Development Agreement (“CRADA”) with the U.S. Department of Homeland Security (“DHS”) to demonstrate the use of OPT’s Autonomous PowerBuoy (“APB”) for ocean surveillance. OPT has also been awarded a new $75,000 grant from the Maryland Technology Development Corporation (“MTDC”) via a joint technology transfer initiative to demonstrate how the APB can be used with multiple surveillance technologies.

“OPT got off to a strong start in fiscal 2013, with progress on a number of ongoing initiatives in the U.S. and abroad,” said Charles F. Dunleavy, Chief Executive Officer of OPT. “As recently announced, we secured the FERC license for the prospective build-out of our project in Reedsport, Oregon – the first such license in the United States. At the same time, we are actively working alongside Lockheed Martin to implement strategies in Australia to expedite our commercialization plans. We also gained traction in the Autonomous PowerBuoy market with the signing of a CRADA with the Department of Homeland Security and receipt of a grant to leverage our knowledge gained from last year’s deployment under the U.S. Navy’s Littoral Expeditionary Autonomous PowerBuoy program. We look forward to reporting results on these and our other initiatives in the months ahead.”

Financial Review

OPT’s contract backlog as of July 31, 2012 was $5.8 million, compared to $6.8 million as of April 30, 2012 and $7.1 million as of July 31, 2011. Backlog includes funded amounts and unfunded amounts that are expected to be funded in the future. Funded backlog was $5.0 million, $4.8 million, and $5.1 million as of July 31, 2012, April 30, 2012, and July 31, 2011, respectively. The Company’s contract backlog consists largely of orders to support its product development.

Results for the Fiscal First Quarter Ended July 31, 2012

For the three months ended July 31, 2012, OPT reported revenues of $1.0 million as compared to revenues of $1.9 million for the three months ended July 31, 2011. This decrease primarily reflects lower revenues tied to the US Navy’s Littoral Expeditionary Autonomous PowerBuoy (“LEAP”) program on a year-over-year basis, as that project was successfully completed in fiscal 2012. This decline was partially offset by an increase in revenue from the Company’s WavePort project in Spain.

The net loss for the three months ended July 31, 2012 was $4.4 million as compared to a net loss of $5.0 million for the three months ended July 31, 2011. The reduction in net loss year-over-year was due primarily to a decrease in product development costs, principally for the PB150 system successfully deployed off Scotland in 2011 and lower costs related to the PB150 buoy in Reedsport, Oregon. These decreases in product development costs were partially offset by increased investment in advanced technology development.

Cash and Investments

On July 31, 2012, total cash, cash equivalents, restricted cash and investments were $29.4 million, as compared to $33.2 million as of April 30, 2012. The net decrease in cash and investments was $3.8 million for the three months ended July 31, 2012, compared to $5.2 million for the three months ended July 31, 2011.

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Additional information may be found in the Company’s Quarterly Report on Form 10-Q that will be filed with the US Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.

Conference Call Details

The Company will host a conference call to review these results at 10:00 a.m. Eastern Time today.

The call will be available by telephone at 866.713.8563 (toll free in the U.S.) or 617.597.5311 (for international callers), using passcode 56971842. Investors may also access a webcast by visiting the Company’s website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888.286.8010 (toll free in the U.S.) or 617.801.6888 (for international callers), replay passcode 51854519, beginning at 1:00 p.m. Eastern on September 14, 2012.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK, and operations in Melbourne and Perth, Australia. More information can be found at www.oceanpowertechnologies.com.

Company Contact: Brian M. Posner, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contacts:

Luther Pendragon Neil Thapar, Claire Norbury	Telephone: +44 20 7618 9100

MAGNUS Corporate Communication John Gardner, Blake Wilshaw	Telephone: +61 89 2120 101

Investor Relations Contact:

Darrow Associates Chris Witty	Telephone: +1 646 438 9385 Email: cwitty@darrowir.com

Consolidated Balance Sheets as of

July 31, 2012 and April 30, 2012

	July 31, 2012	April 30, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,089,657	9,353,460
Marketable securities	23,017,509	22,369,484
Accounts receivable	1,157,791	1,064,796
Unbilled receivables	235,493	223,050
Other current assets	718,270	842,820

Total current assets	30,218,720	33,853,610
Property and equipment, net	880,018	682,933
Patents, net	1,215,248	1,269,457
Restricted cash	1,308,656	1,453,712
Other noncurrent assets	194,618	181,925

Total assets	$33,817,260	37,441,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$656,810	440,773
Accrued expenses	3,176,831	2,770,094
Deferred credits payable	600,000	600,000
Unearned revenues	846,422	1,073,389
Current portion of long term debt	100,000	100,000

Total current liabilities	5,380,063	4,984,256
Long-term debt	325,000	350,000

Total liabilities	5,705,063	5,334,256

Ocean Power Technologies, Inc. Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued 10,405,439 and 10,407,389 shares, respectively	10,405	10,407
Treasury Stock, at cost; 27,818 and 23,544 shares, respectively	(111,510)	(102,388)
Additional paid-in capital	158,683,010	158,296,458
Accumulated deficit	(130,325,527)	(125,989,474)
Accumulated other comprehensive loss	(88,413)	(78,990)

Total Ocean Power Technologies, Inc. stockholders’ equity	28,167,965	32,136,013

Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	(55,768)	(28,632)

Total equity	28,112,197	32,107,381

Total liabilities and stockholders’ equity	$33,817,260	37,441,637

Consolidated Statements of Operations

For the Three Months Ended July 31, 2012 and 2011

(Unaudited)

	July 31, 2012	July 31, 2011
Revenues	$982,396	1,910,852
Cost of revenues	979,860	1,901,902

Gross profit	2,536	8,950

Operating expenses:
Product development costs	1,927,427	3,100,587
Selling, general and administrative costs	2,384,338	2,019,742

Total operating expenses	4,311,765	5,120,329

Operating loss	(4,309,229)	(5,111,379)
Interest income, net	55,424	120,768
Foreign exchange loss	(108,323)	(9,041)

Net loss	(4,362,128)	(4,999,652)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	26,075	4,588

Net loss attributable to Ocean Power Technologies, Inc.	$(4,336,053)	(4,995,064)

Basic and diluted net loss per share	$(0.42)	(0.49)

Weighted average shares used to compute basic and diluted net loss per share	10,295,999	10,268,155

Consolidated Statements of Cash Flows

For the Three Months Ended July 31, 2012 and 2011

(Unaudited)

	July 31, 2012	July 31, 2011
Cash flows from operating activities:
Net Loss	$(4,362,128)	(4,999,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	108,323	9,041
Depreciation and amortization	116,492	99,140
Loss on disposals of property, plant and equipment	—	356
Treasury note premium amortization	7,734	13,914
Compensation expense related to stock option grants and restricted stock	386,550	370,882
Changes in operating assets and liabilities:
Accounts receivable	(99,302)	282,099
Unbilled receivables	(12,443)	(865,244)
Other current assets	120,649	112,335
Other noncurrent assets	(13,252)	(17,994)
Accounts payable	230,884	(397,069)
Accrued expenses	369,247	(373,541)
Unearned revenues	(226,967)	900,540

Net cash used in operating activities	(3,374,213)	(4,865,193)

Cash flows from investing activities:
Purchases of marketable securities	(9,833,736)	(271,005)
Maturities of marketable securities	9,171,233	10,000,000
Restricted cash	75,000	—
Purchases of equipment	(224,891)	(82,658)
Payments of patent costs	—	(56,836)

Net cash (used in) provided by investing activities	(812,394)	9,589,501

Cash flows from financing activities:
Repayment of debt	(25,000)	(89,378)
Acquisition of treasury stock	(9,122)	(23,143)

Net cash used in financing activities	(34,122)	(112,521)

Effect of exchange rate changes on cash and cash equivalents	(43,074)	(89,222)

Net (decrease) increase in cash and cash equivalents	(4,263,803)	4,522,565
Cash and cash equivalents, beginning of period	9,353,460	4,376,136

Cash and cash equivalents, end of period	$5,089,657	8,898,701